Exhibit 99.1

ASCENT CAPITAL GROUP ANNOUNCES STRATEGIC REVIEW

Englewood, CO - January 16, 2019 - Ascent Capital Group, Inc. (“Ascent” or the “Company”) (Nasdaq: ASCMA), today announced that it has initiated a process to consider potential strategic alternatives, including an investment in the Company or its operating subsidiary Brinks Home Security by a third party. Moelis & Company LLC has been retained as financial advisor to assist with this review.

The Company has not set a definitive timetable for completing the review, and there can be no assurance that the process will result in a transaction. The Company does not intend to disclose developments or provide updates on the progress or status of this process unless and until further disclosure is appropriate or required.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the strategic review process, potential transactions and other matters that are not historical facts. Words such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “projects,” “plans,” “seeks,” “may,” “will,” “should” and similar expressions may identify forward-looking statements. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including general market and economic conditions, changes in law and government regulations and other matters affecting the business of Ascent. These forward-looking statements speak only as of the date of this press release, and Ascent expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Ascent's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Ascent, including the most recent Forms 10-K and 10-Q for additional information about Ascent and about the risks and uncertainties related to Ascent's business which may affect the statements made in this press release.

About Ascent and Brinks Home Security

Ascent Capital Group, Inc. (Nasdaq: ASCMA) is a holding company whose primary subsidiary operates as Brinks Home SecurityTM, one of the largest home security and alarm monitoring companies in the U.S. Headquartered in the Dallas-Fort Worth area, Brinks Home Security secures approximately 1 million residential and commercial customers through highly responsive, simple security solutions backed by expertly trained professionals. Brinks Home Security has the nation’s largest network of independent authorized dealers - providing products and support to customers in the U.S., Canada and Puerto Rico - as well as direct-to-consumer sales of DIY and professionally installed products.

Contact:
Erica Bartsch
Sloane & Company
212-446-1875
ebartsch@sloanepr.com